Exhibit 99.1

PENTAIR AND GE WATER & PROCESS TECHNOLOGIES FORM GLOBAL
RESIDENTIAL WATER FILTRATION JOINT VENTURE
TREVOSE, PA and MINNEAPOLIS, MN — June 30, 2008 — Pentair, Inc. (NYSE: PNR) and GE Water & Process Technologies, a unit of the General Electric Company (NYSE: GE), today announced a joint venture to combine their respective global water softener and residential water filtration businesses. With GE’s and Pentair’s industry-leading technologies and Pentair’s expansive distribution channels, the joint venture will provide reliable and affordable water treatment solutions to meet growing needs.
“With the formation of this joint venture, Pentair and GE will be better positioned to serve residential customers with industry-leading technical applications in the areas of water conditioning, whole house filtration, point of use water management and water sustainability,” said Randall. J. Hogan, Pentair chairman and chief executive officer. “Further, this joint venture advances Pentair’s current residential filtration strategy for growth. We believe we will accelerate revenue growth by selling GE’s existing residential conditioning and treatment products through Pentair’s sales channels, and by gaining access to some of GE’s current and emerging filtration technologies.”
Under the terms of the agreement, Pentair has an 80 percent ownership stake and GE has a 20 percent stake of the joint venture — Pentair Residential Filtration. In 2007, the combined residential and commercial net sales of the parent companies were approximately $450 million USD.
“We are excited about the growth opportunities this unique partnership brings our business,” said Jeff Garwood, president and CEO, GE Water & Process Technologies. “Partnerships such as this one create an excellent opportunity to develop and introduce new technologies that will meet the needs of both developed and emerging markets. It is also another example of how GE continues to partner with industry leaders to drive growth while meeting the world’s most pressing water needs.”
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Pentair Residential Filtration will serve as the primary sales channel for Pentair’s and GE’s respective global residential water filtration and water softener businesses. It will also serve as the manufacturing arm for residential and commercial tanks, valves, and some limited filtration products for the parent companies. Pentair and GE will continue to serve existing municipal, commercial and industrial water treatment customers separately, sourcing select products from the joint venture as needed. Pentair Residential Filtration will bring together approximately 1,100 employees from Pentair and GE in 15 facilities in the United States, Europe and China.
Pentair also said it will share additional information regarding the joint venture when it announces its second quarter results on July 22, 2008. The company will hold a conference call with investors at 12 p.m. Eastern Daylight Time (EDT) that day. To participate in Pentair’s second quarter earnings conference call, please dial 866-271-5991 or 706-758-4966 prior to 12 p.m. EDT. Please inform the operator you are calling to participate in the Pentair investor call. A replay of the conference call will be available for investors from 4 p.m. EDT on July 22 through midnight on July 30 by dialing 800-642-1687 or 706-645-9291. The access code for the replay is 42427868. Related presentation materials will be posted to the “Investors” section of the company’s website (www.pentair.com) prior to the conference call, and will available there until July 22, 2009.
Caution Concerning Forward-Looking Statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the company’s ability to enter into definitive agreements for and complete any potential joint venture, including obtaining regulatory approvals, and the risk that expected synergies may not be fully realized or may take longer to realize than expected, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.30 billion, Pentair employs approximately 16,000 people worldwide.
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About GE Water & Process Technologies
A world leader in water and wastewater treatment and process systems, GE Water & Process Technologies, a unit of General Electric Company (NYSE: GE), offers the broadest portfolio of global expertise and local capabilities. We invest in forward-looking water and process technologies, leveraging the best practices of GE’s ecomagination, to help customers balance environmental and economic goals. Our innovative team develops unique partnerships and delivers reliable, long-term solutions for communities, governments and industries that maximize water and energy resources. www.ge.com/water.

Pentair Contacts
Todd Gleason	Rachael Jarosh
Vice President, Investor Relations	Vice President, Corp. Communications
Tel.: (763) 656-5570	Tel.: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
GE Water & Process Technologies Contact
Ellen Mellody
Global Communications & Media Relations Manager
Tel: +1 215-989-3025
E-mail: ellen.mellody@ge.com